Exhibit 3.1

THIRD AMENDED AND RESTATED BYLAWS

OF

TRUSTREET PROPERTIES, INC.

(as adopted by the Board of Directors

on August 11, 2005)

i

ii

ARTICLE XII	INDEMNIFICATION	23

ARTICLE XIII	WAIVER OF NOTICE	24

ARTICLE XIV	AMENDMENT OF BYLAWS	25

iii

THIRD AMENDED AND RESTATED BYLAWS

OF

TRUSTREET PROPERTIES, INC.

Incorporated under the Laws of the State of Maryland

ARTICLE I

OFFICES AND RECORDS

Section 1.1. Principal Office. The principal office of the Corporation shall be located at such place or places as the Board of Directors may designate.

Section 1.2. Additional Offices. The Corporation may have such other offices as the Board of Directors from time to time may designate or as the business of the Corporation from time to time may require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept, either within or without the State of Maryland, at such place or places as the Board of Directors from time to time may designate.

ARTICLE II

STOCKHOLDERS

Section 2.1. Annual Meeting. An annual meeting of the stockholders of the Corporation shall be held on the first Tuesday of June of each year commencing with 1998, or such other date and at such time as may be fixed by resolution of the Board of Directors.

Section 2.2. Special Meetings. Subject to the rights of the holders of any class or series of preferred stock of the Corporation (“Preferred Stock”) to elect additional directors under specified circumstances, special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors constituting the whole Board of Directors (the “Whole Board”), or by written request to the Secretary by the holders of not less than a majority of all of the shares then outstanding and entitled to vote at such meeting (the “Voting Stock”); provided that (i) the Secretary shall inform the stockholders requesting such meeting of the reasonably estimated cost of preparing and disseminating notice thereof and shall not be required to give such notice until the Corporation has received payment in such amount from such stockholders and (ii) unless requested by holders of a majority of the Voting Stock, the Secretary shall not be required to call a special meeting to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the twelve (12) months preceding the request to call such new special meeting.

Section 2.3. Notice of Meeting. Written or printed notice, stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation, not less than ten (10) days nor more than ninety (90) days before the date of the meeting, personally, by mail, or by leaving it at his residence or usual place of business, to each stockholder of record entitled to vote at such meeting and to each other stockholder or other person, if any, entitled to notice of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date scheduled for such meeting.

Section 2.4. Scope of Notice. Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 2.5. Quorum. Except as otherwise provided by law or by the Articles of Incorporation of the Corporation, as the same may be amended or restated from time to time (the “Charter”), the holders of a majority of the Voting Stock, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such business. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.6. Voting. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter of the Corporation. Subject to the rights of the holders of any class or series of

Preferred Stock to elect directors under specified circumstances, and to the laws of the State of Maryland, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Section 2.7. Proxies. At all meetings of stockholders, a stockholder entitled to vote may vote in person or by proxy executed in writing thereby or by his duly authorized attorney-in-fact. A proxy shall not be valid after eleven (11) months from the date of its execution unless a longer period is expressly stated therein. Each proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting to which it relates.

Section 2.8. Notice of Stockholder Business and Nominations.

A. Annual Meeting of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.4 of these Bylaws; (ii) by or at the direction of the Chairman of the Board of Directors; or (iii) by any stockholder of the Corporation who is entitled to vote at the meeting, who has complied with the notice procedures set forth in clauses (2) and (3) of this Paragraph A and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Paragraph A(1) of this Section 2.9, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal office of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s stock transfer books, and the name and address of such beneficial owner; (b) the class or series and number of shares of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner; and (c) the date or dates upon which the stockholder acquired ownership of such shares.

(3) Notwithstanding anything in the second sentence of Paragraph A(2) of this Section 2.9 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Paragraph A of this Section 2.9 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

B. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.9 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by Paragraph A(2) of this Section 2.9 shall be delivered to the Secretary at the principal office of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

C. General.

(1) Only persons who are nominated in accordance with the procedures set forth in this Section 2.9 shall be eligible to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.9. Except as otherwise provided by law, the Charter or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in this Section 2.9 and, if any proposed nomination or business is determined not to be in compliance herewith, to declare that such defective nomination or proposal shall be disregarded.

(2) For purposes of this Section 2.9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.9, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule l4a-8 under the Exchange Act or to create any additional rights with respect to any such inclusion.

Section 2.9. Voting by Ballot. Voting on any question or in any election may be viva voce, unless the presiding officer of the meeting shall order, or any stockholder shall demand, that voting be by written ballot.

Section 2.10. Inspectors. At any meeting of stockholders, the chairman of such meeting may, and upon the request of any stockholder shall, appoint one or more persons as inspectors for such meeting. Such inspector or inspectors shall ascertain and report the number of shares represented at such meeting in person or by proxy, based upon the determination of such inspector or inspectors of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct voting with impartiality and fairness to all stockholders. Each report of inspectors shall be in writing and signed by the inspector or, if there is more than one, by a majority of inspectors acting at such meeting, in which event the report of the majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at a meeting and the results of voting thereat shall be prima facie evidence thereof.

Section 2.11. Informal Action. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by each stockholder entitled to vote on the matter and another stockholder entitled to notice of a meeting of stockholders (but not to vote thereat) has waived in writing, any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1. General Powers. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. The Board of Directors shall designate a chairman of the board (or one or more co-chairmen of the board) and a vice chairman of the board. The chairman of the board shall preside over the meetings of the Board of Directors and of the stockholders at which he shall be present. If there be more than one, the co-chairmen designated by the Board of Directors will perform such duties. The chairman of the board and the vice chairman of the board shall perform such other duties as may be assigned to them by the Board of Directors.

Section 3.2. Number, Tenure and Qualifications. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Each director shall hold office for the term for which he is elected and until his successor is elected and qualified.

Section 3.3. Annual and Regular Meetings. An annual meeting of the Board of Directors to elect officers and consider other business shall be held without notice other than this Section 3.4 immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, designate the time and place for additional regular meetings without notice other than such resolution.

Section 3.4. Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meeting.

Section 3.5. Notice. Notice of any special meeting shall be given to each director at his business or residence address by mail, by telegram or express courier, charges prepaid, by facsimile or telephonic communication. If mailed, such notice shall be deemed adequately delivered if deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before the day of such meeting. If by telegram, such notice shall be deemed adequately delivered if the telegram is delivered to the telegraph company at least twenty-four (24) hours before the time set for such meeting. If by express courier, the notice shall be deemed adequately given if delivered to the courier company at least two (2) days before the day of such meeting. If by telephone or facsimile, the notice shall be deemed adequately delivered if given at least twelve (12) hours prior to the time set for such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting.

Section 3.6. Quorum. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Charter of the Corporation or these Bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group.

The Board of Directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.7. Voting. The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the occurrence of a greater proportion is required for such action by applicable statute.

Section 3.8. Participation By Conference Telephone. Members of the Board of Directors, or any committee thereof, may participate on a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.8 shall constitute presence in person at such meeting.

Section 3.9. Informal Action. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing to such action is signed by each director and such written consent is filed with the minutes of proceedings of the Board of Directors.

Section 3.10. Vacancies. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder (even if fewer than three directors remain). Any vacancy on the Board of Directors for any cause other than an increase in the number of directors shall be filled by a majority of the remaining directors, although such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. Any individual so elected as director shall hold office for the unexpired term of the director he is replacing.

Section 3.11. Compensation. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, fixed sums per year and/or per meeting. Expenses of attendance, if any, may be allowed to directors for attendance at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.12. Removal. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds percent of the then outstanding Voting Stock, voting together as a single class.

Section 3.13. Removal of Directors. The Stockholders may remove any director for cause or without cause, in the manner provided in the Charter of Corporation

Section 3.14. Loss of Deposit. No director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom monies or stock have been deposited.

Section 3.15. Surety Bonds. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his duties.

Section 3.16. Reliance. Each director, officer, employee and agent of the Corporation shall, in the performance of his duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.

Section 3.17. Certain Rights of Directors, Officers, Employees and Agents. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee or agent of the corporation, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Corporation.

ARTICLE IV

COMMITTEES

Section 4.1. Number, Tenure and Qualifications. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee and other committees, composed of two or more directors, to serve at the pleasure of the Board of Directors.

Section 4.2. Powers. The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.

Section 4.3. Meetings. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 4.4. Telephone Meetings. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.5. Informal Action by Committees. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

ARTICLE V

OFFICERS

Section 5.1. General Provisions. The officers of the Corporation shall include a chief executive officer, a president, a secretary and a treasurer and may include one or more vice presidents, a chief operating officer, a chief financial officer, a treasurer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders, except that the chief executive officer may appoint one or more vice presidents, assistant secretaries and assistant treasurers. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. In its discretion, the Board of Directors may leave unfilled any office except that of president, treasurer and secretary. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 5.2. Removal and Resignation. Any officer or agent of the Corporation may be removed by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Board of Directors, the chairman of the board (or any co-chairman of the board if more than one), the president or the secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 5.3. Vacancies. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 5.4. Chief Executive Officer. The Board of Directors shall designate a chief executive officer. In the absence of such designation, the President shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the corporation.

Section 5.5. Chief Operating Officer. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 5.6. Chief Financial Officer. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 5.7. [Reserved]

Section 5.8. President. The president or chief executive officer, as the case may be, shall in general supervise and control all of the business and affairs of the corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.9. Vice President. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

Section 5.10. Secretary. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the share transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the Board of Directors.

Section 5.11. Treasurer. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his transactions as treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, he shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 5.12. Assistant Secretaries and Assistant Treasurers. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Directors.

The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.

Section 5.13. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.1. Contracts. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the directors or by an authorized person shall be valid and binding upon the Board of Directors and upon the Corporation when authorized or ratified by action of the Board of Directors.

Section 6.2. Checks and Drafts. All checks, drafts or other orders of the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by the Board of Directors.

Section 6.3. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may designate.

ARTICLE VII

STOCK

Section 7.1. Certificates. Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the Corporation. Each certificate shall be signed by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon request and without charge, a full statement of such information.

Section 7.2. Transfers. Upon surrender to the Corporation or the transfer agent of the Corporation of a stock certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the Charter of the Corporation and all of the terms and conditions.

Section 7.3. Lost Certificate. The Board of Directors (or any officer designated by it) may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or his legal representative to advertise the same in such manner as they shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 7.4. Closing of Transfer Books or Fixing of Record Date. The Board of Directors may set, in advance a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders is to be held or taken.

In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days before the day of such meeting.

If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the transfer books and the stated period of closing has expired.

Section 7.5. Stock Ledger. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledge containing the name and address of each stockholder and the number of shares of each held by such stockholder.

Section 7.6. Fractional Stock; Issuance of Units. The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DIVIDENDS

Section 9.1. Declaration. Dividends upon the stock of the Corporation may be declared by the Board of Directors, subject to the provisions of law and the Charter of the Corporation. Dividends may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 9.2. Contingencies. Before payment of any dividends, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine to be in the best interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter of the Corporation, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 11.1. Seal. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall have inscribed thereon the name of the Corporation and the year of its organization. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 11.2. Affixing Seal. Whenever the Corporation is required to place its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION

To the maximum extent permitted by Maryland law in effect form time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advancement of expenses to a person who served as a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Charter of the Corporation or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated herein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

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